Exhibit 10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 47 to Registration Statement No. 33-14517 on Form N-1A of our report dated September 22, 2015, relating to the financial statements and financial highlights of BlackRock Equity Dividend Fund (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended July 31, 2015. We also consent to references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 24, 2016